As filed with the Securities and Exchange Commission on July 27, 2009
Registration No. 333-151226

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THOMAS WEISEL PARTNERS GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3550472
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
One Montgomery Street
San Francisco, California 94104
(415) 364-2500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mark P. Fisher
Thomas Weisel Partners Group, Inc.
One Montgomery Street
San Francisco, California 94104
(415) 364-2500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Scott D. Miller
Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303
(650) 461-5600

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market and other conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 27, 2009
Thomas Weisel Partners Group, Inc.
6,639,478 Shares
Common Stock
This prospectus will be used by selling stockholders to resell from time to time up to 6,639,478 shares of common stock of Thomas Weisel Partners Group, Inc. that we may issue, from time to time, upon exchange, retraction or redemption of outstanding exchangeable shares (which we refer to as the “exchangeable shares”) of TWP Acquisition Company (Canada), Inc., an indirect Canadian subsidiary that we refer to in this prospectus as Canadian Sub, as well as certain liquidation or similar events involving Canadian Sub. Additional selling stockholders may be named by prospectus supplement or post-effective amendment. We will not receive any of the proceeds from the sale of these shares. We are paying all expenses of registration incurred in connection with this offering.
Our common stock is listed on The Nasdaq Global Market under the symbol “TWPG”. The last reported sale price of the common stock on The Nasdaq Global Market on July 27, 2009 was $4.75 per share.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                ,2009.

     We have not authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. The information contained in this prospectus is current only as of the date on the cover page of this prospectus and may change after that date. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since that date by delivering this prospectus. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted.
Explanatory Note
     Unless otherwise stated or the context otherwise requires, references in this prospectus to “Thomas Weisel Partners”, “we”, “our” or “us” refer to Thomas Weisel Partners Group, Inc. and its direct and indirect subsidiaries. We entered into an arrangement agreement, dated as of September 30, 2007 with Canadian Sub, Westwind Capital Corporation, or Westwind, and Lionel Conacher, as shareholders’ representative, pursuant to which we indirectly acquired all of Westwind’s outstanding shares, with Westwind thereby becoming an indirect subsidiary of Thomas Weisel Partners. The transaction was carried out pursuant to the arrangement agreement and the plan of arrangement under Section 182 of the Ontario Business Corporations Act, or the OBCA, referred to in the arrangement agreement. Under the plan of arrangement, Canadian Sub acquired all of the outstanding Westwind common shares and Class A common shares in exchange for an aggregate of $45,000,000 in cash and 7,009,112 shares of Thomas Weisel Partners common stock (including exchangeable shares described below).
     Canadian Sub is an indirect subsidiary of Thomas Weisel Partners, and has outstanding a class of non-voting exchangeable shares, which we refer to as the “exchangeable shares” in this registration statement. Each exchangeable share is exchangeable for one share of our common stock and one share of our common stock will become issuable upon a redemption, retraction or exchange of each exchangeable share, or upon the liquidation, dissolution or winding-up of Canadian Sub or any other distribution of Canadian Sub’s assets to its shareholders for the purpose of winding-up its affairs, in each case in accordance with the terms of the provisions governing the exchangeable shares. The shares being offered by the selling stockholders in this prospectus will be issued to the selling stockholders upon redemption, retraction or exchange of exchangeable shares of Canadian Sub or upon the liquidation, dissolution or winding-up of Canadian Sub or any other distribution of Canadian Sub’s assets to its shareholders for the purpose of winding up its affairs.

-ii-

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere or incorporated by reference in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the section entitled “Risk Factors,” and the information incorporated by reference in this prospectus.
Thomas Weisel Partners Group, Inc.
          We are an investment bank focused principally on growth companies and growth investors. We were founded in 1998 as a limited liability company, and initially capitalized through investments from our founding partners and more than 20 venture capital and private equity firms. On February 7, 2006, Thomas Weisel Partners Group, Inc., a Delaware corporation, succeeded to the business of Thomas Weisel Partners Group LLC and completed an initial public offering of its common stock.
          On January 2, 2008, we completed our acquisition of Westwind Capital Corporation, an independent, institutional investment bank focused on growth companies and growth investors, particularly in the energy and mining sectors. Subsequent to the acquisition of Westwind, we have 12 office locations in four countries.
          Our business is managed as a single operating segment and we generate revenues by providing financial services that include investment banking, brokerage, research and asset management. We take a comprehensive approach in providing these services to growth companies. We are exposed to volatility and trends in the general securities market and the economy. Notwithstanding this exposure to volatility and trends, in order to provide value to our clients, we have made a long-term commitment to maintaining a substantial, full-service integrated business platform. As a result of this commitment, if business conditions result in decreases to our revenues, we may not experience corresponding decreases in the expense of operating our business.
          Our headquarters are located at One Montgomery Street, San Francisco, California 94104 and our telephone number is (415) 364-2500.

THE OFFERING

Issuer	Thomas Weisel Partners Group, Inc.

Securities Offered	Shares of our common stock

Nasdaq Global Market Symbol	Our common stock is listed on The Nasdaq Global Market under the symbol “TWPG.”

Use of Proceeds	We will not receive any proceeds from the sale of any shares of our common stock offered by this prospectus. See “Selling Stockholders.”

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the shares of our common stock being offered in this prospectus.

RISK FACTORS
          You should carefully consider the following risks and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock. If any of the events or developments described below actually occurred, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock would likely decline, and you could lose all or part of your investment in our common stock.
Risks Related to Our Business
          Our businesses have been and may continue to be adversely affected by conditions in the global financial markets and economic conditions generally.
          Our businesses, by their nature, do not produce predictable earnings, and are affected by changes in economic conditions generally and in particular by conditions in the financial markets. Over the past year, economic conditions and the state of the financial markets have changed suddenly, significantly and negatively which has affected and continues to affect our business and results of operations.
          Since mid-2007, and particularly during the second half of 2008, the financial services industry and the securities markets generally experienced significant valuation declines in virtually all asset categories. This was initially triggered by the subprime mortgage crisis, but eventually spread to other asset classes, including equities. Financial markets over this period have been characterized by substantially higher volatility, a lack of liquidity and a general loss of investor confidence, initially in financial institutions, but more recently in companies in a number of other industries and in the broader markets, including the industries in which we specialize.
          Tighter credit has forced investors and other market participants to reduce leverage rapidly, which has exacerbated market volatility and contributed to further declines in asset values. Market conditions have also led to the failure or merger of a number of prominent financial institutions with which we compete. Financial institution failures or near-failures have resulted in further losses and have also impacted the trading prices of shares in all financial institutions, including ours. In addition, as of the end of 2008, the United States and many other international markets are in a recession.
          Business activity across a wide range of industries, including the sectors in which we specialize, is greatly reduced. The weakness in equity markets has resulted in diminished trading volume of securities that could adversely impact our brokerage business. Industry-wide declines in the size and number of underwritings and mergers and acquisitions transactions have had an adverse effect on our revenues. Reductions in the trading prices for equity securities tend to reduce the deal value of investment banking transactions, such as underwritings and mergers and acquisitions transactions, which in turn may reduce the fees we earn from these transactions. Also, difficult market conditions have decreased the value of assets under management in our asset management and private client business, which decrease the amount of asset-based fees we receive, and may also affect our ability to attract additional, or retain existing, assets under management within these businesses.

          In addition, as an investment bank focused principally on the growth sectors of the economy, we depend significantly on transactions by venture capital-backed companies for sources of revenues and potential business opportunities. To the extent venture capital investment activities slow due to difficult market conditions or otherwise, our business, financial condition, results of operations and cash flows may be adversely affected.
          Our financial performance depends to a great extent on the economic environment in which we operate. Overall, fiscal 2008 was characterized by a business environment that was extremely adverse for our businesses and those of many of our clients and there can be no assurance that these conditions will improve in the near term. Until they do, we expect our results of operations will continue to be adversely affected.
We focus principally on specific sectors of the economy, and a deterioration in the business environment in these sectors generally or decline in the market for securities of companies within these sectors could materially adversely affect our businesses.
          We focus principally on the technology, healthcare, industrial growth, consumer, energy and mining sectors of the economy. Therefore, volatility in the business environment in these sectors generally, or in the market for securities of companies within these sectors particularly, could substantially affect our financial results and the market value of our common stock. The business environment for companies in these sectors can experience substantial volatility, and our financial results may consequently be subject to significant variations from year to year. The market for securities in each of our focus sectors may also be subject to industry-specific risks. For example, changes in policies by the United States Food and Drug Administration may affect the market for securities of biotechnology and healthcare companies and volatility in the commodities markets may affect the market for securities of energy or mining companies that operate in the affected markets. Underwriting transactions, strategic advisory engagements and related trading activities in our focus sectors represent a significant portion of our businesses. This concentration exposes us to the risk of substantial declines in revenues in the event of downturns in these sectors of the economy.
          Any future downturns in our focus sectors could materially adversely affect our business and results of operations.
          Regulatory and legal developments related to auction rate securities could adversely affect our business.
          Since February 2008, the auctions through which and interest rates and transfers of most auction rate securities occur have failed, resulting in a lack of liquidity for these securities.
          We, together with many other firms in the financial services industry, have received inquiries from the Financial Industry Regulatory Authority (“FINRA”) requesting information concerning purchases of auction rate securities by our customers. Separately, we have been named in FINRA arbitrations filed by two retail customers who purchased auction rate securities.
          We did not, at any time, underwrite auction rate securities or manage the associated auctions. We acted as agent for our customers when buying in auctions managed by underwriters. Nevertheless, some combination of FINRA and/or our customers could seek to compel us to purchase auction rate securities from our customers, although we do not have sufficient regulatory capital nor do we have cash or borrowing capacity to repurchase all of the auction rate securities held by those customers. We are and have been exploring potential solutions for our Private Client Services customers and have supported the efforts of industry participants, including particularly the efforts of those underwriters of auction rate securities who have entered into settlements with the SEC and other regulators that contain “best efforts” commitments to repurchase auction rate securities, to resolve issues relating to the lack of liquidity for auction rate securities. We have filed Statements of Claims with FINRA against the various investment banks who acted as the underwriters and auction managers of most of the auction rate securities currently held by our customers. Through this process, we hope to secure for our customers relief that is the same as or equivalent to the relief that these entities have agreed to provide to their own retail customers.
          On July 23, 2009, the staff of the Enforcement Department of FINRA (the “Staff”) advised our broker-dealer subsidiary Thomas Weisel Partners LLC (“TWP”), that the Staff has made a preliminary determination to recommend disciplinary action in connection with TWP’s transactions in ARS on behalf of its customers, including transactions for and with us. The Staff’s recommendation involves potential violations of FINRA and Municipal Securities Rulemaking Board rules and certain anti-fraud and other provisions of the federal securities laws in connection with the purchase and sales of ARS and certain statements and disclosures made in connection with those purchases and sales. A Staff preliminary determination is neither a formal allegation nor is it evidence of wrongdoing. TWP now has the opportunity to provide its perspective on relevant events and alleged conduct and to address issues raised prior to any formal action being taken.
           TWP is continuing to work with the Staff to bring this matter to a close as expeditiously as practicable and, as applicable, will provide the Staff with legal and factual arguments relating to the preliminary determination, but there can be no assurance that those efforts will be successful or that a disciplinary proceeding will not be brought. TWP is prepared to contest vigorously any formal disciplinary action that would result in a censure, fine, or other sanction that could be material to our business, financial position or results of operations. If FINRA were to institute disciplinary action, it is possible that such action could result in a material adverse effect on our business, financial position or results of operations. However, we are unable to determine at this time the impact on it of the ultimate resolution of this matter.
Our financial results may fluctuate substantially from period to period, which may impair our stock price.
          We have experienced, and expect to experience in the future, significant periodic variations in our revenues and results of operations. These variations may be attributable in part to the fact that our investment banking revenues are typically earned upon the successful completion of a transaction, the timing of which is uncertain and beyond our control. In most cases we receive little or no payment for investment banking engagements that do not result in the successful completion of a transaction. As a result, our business is highly dependent on market conditions as well as the decisions and actions of our clients and interested third parties. For example, a client’s acquisition transaction may be delayed or terminated because of a failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or board or shareholder approvals, failure to secure necessary financing, adverse market conditions or unexpected financial or other problems in the client’s or counterparty’s business. If the parties fail to complete a transaction on which we are advising or an offering in which we are participating, we will earn little or no revenue from the transaction. This risk may be intensified by our focus on growth companies, as the market for securities of many of these companies has experienced significant variations in the number and size of equity offerings. Recently, more companies initiating the process of an initial public offering are simultaneously exploring merger and acquisition opportunities. If we are not engaged as a strategic advisor in any such dual-tracked process, our investment banking revenues would be adversely affected in the event that an initial public offering is not consummated.
          In addition, we receive warrants from time to time as compensation for investment banking services which are adjusted to fair value through earnings in accordance with U.S. generally accepted accounting principles at the end of each quarter, which could increase the volatility of our quarterly earnings.
          As a result, we are unlikely to achieve steady and predictable earnings on a quarterly basis. These fair value adjustments could in turn adversely affect our stock price.
Our ability to retain our professionals and recruit additional professionals is critical to the success of our business, and our failure to do so may materially adversely affect our reputation, business and results of operations.
          Our ability to obtain and successfully execute our business depends upon the personal reputation, judgment, business generation capabilities and project execution skills of our senior professionals, particularly Thomas W. Weisel, our founder, Chairman and Chief Executive Officer, Lionel F. Conacher, our President and Chief Operating Officer, and the other members of our Executive Committee. Our senior professionals’ personal reputations and relationships with our clients are a critical element in obtaining and executing client engagements. We encounter intense competition for qualified employees from other companies in the investment banking industry as well as from businesses outside the investment banking industry, such as investment advisory firms, hedge funds, private equity funds and venture capital funds. From time to time, we have experienced losses of investment banking, brokerage, research and other professionals, and losses of our key personnel may occur in the future. The departure or other loss of Mr. Weisel, Mr. Conacher, any other member of our Executive Committee or any other senior professional who manages substantial client relationships and possesses substantial experience and expertise, could impair our ability to secure or successfully complete engagements, protect our market share or retain assets under management, each of which, in turn, could materially adversely affect our business and results of operations. Certain of our investment funds may be subject to key man provisions which, upon the departure or other loss of some or all of the investment professionals managing the fund, may permit the investors in the fund to dissolve the fund or may result in a reduction of the management fees paid with respect to the investment fund.
          In connection with our initial public offering and our conversion to corporate form, many of our professionals received substantial amounts of common stock in exchange for their membership interests. Ownership of, and the ability to realize equity value from, our common stock, unlike that of membership interests in Thomas Weisel Partners Group LLC (the predecessor to Thomas Weisel Partners Group, Inc.), does not depend upon continued employment and our professionals are not restricted from leaving us by the potential loss of the value of their ownership interests. Similarly, in connection with our acquisition of Westwind, many of the Westwind professionals received substantial amounts of common stock (or exchangeable shares) in consideration of their ownership interests in Westwind. Ownership of, and the ability to realize equity value from our common stock (or exchangeable shares), unlike that of ownership interests in Westwind, does not depend on continued employment and these professionals are not restricted from leaving us by potential loss of the value of their ownership interests. These shares of common stock (and exchangeable shares) are subject to certain restrictions on transfer and a portion are pledged to secure liquidated damages obligations to us as set forth in the Partners’ Equity Agreement and the Westwind Capital Corporation Shareholders’ Equity Agreement, each of which has been filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. However, these agreements will survive for only a limited period and will permit any professional that is party thereto to leave us without losing any of their shares of common stock (or exchangeable shares) if they comply with these agreements, and, in some cases, compliance with these agreements may also be waived. Consequently, the steps we have taken to encourage the continued service of these individuals after our initial public offering may not be effective.
          If any of our professionals were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services. The compensation arrangements, non-competition agreements and lock-up agreements we have entered into with certain of our professionals may not prove effective in preventing them from resigning to join our competitors and the non-competition agreements may not be upheld if we were to seek to enforce our rights under these agreements.

          If we are unable to retain our professionals or recruit additional professionals, our reputation, business, results of operations and financial condition may be materially adversely affected.
Our efforts to limit compensation and benefits expense may hinder our ability to retain our professionals and recruit additional professionals.
     Competitive pressures may require that our compensation and benefits expense increase in order to retain our professionals and recruit additional professionals. Further, new business initiatives and efforts to expand existing businesses generally require that we incur compensation and benefits expense before realizing associated additional revenues. Additionally, we have granted equity awards in connection with our IPO and as part of our compensation and hiring process, the full expense of which is recognized pro rata over a three- or four-year vesting period. The future expense associated with these grants could result in an increase to our compensation and benefits expense in 2009 and subsequent years.
     As of December 31, 2008, there was (i) $1.2 million of unrecognized compensation expense related to non-vested restricted stock unit awards made in connection with our initial public offering, which is expected to be recognized over a weighted-average period of 0.1 years and (ii) an additional $38.8 million of unrecognized compensation expense related to non-vested restricted stock unit awards made subsequent to our initial public offering, which is expected to be recognized over a weighted-average period of 2.7 years.

Pricing and other competitive pressures may impair the revenues and profitability of our brokerage business.
          We derive a significant portion of our revenues from our brokerage business. Along with other brokerage firms, we have experienced intense price competition in this business in recent years. In particular, the ability to execute trades electronically and through other alternative trading systems has increased the pressure on trading commissions, volume and spreads and has required us to make investments in our brokerage business in order to compete. We expect this trend toward alternative trading systems to continue. We believe we may experience competitive pressures in these and other areas as some of our competitors seek to obtain market share by competing on the basis of price. In addition, we face pressure from our larger competitors, which may be better able to offer a broader range of complementary products and services to brokerage clients in order to win their trading business. As we are committed to maintaining our comprehensive research coverage to support our brokerage business, we may be required to make substantial investments in our research capabilities. If we are unable to compete effectively with our competitors in these areas, brokerage revenues may decline and our business, financial condition and results of operations may be adversely affected.

We face strong competition from larger firms.
          The brokerage, investment banking and asset management industries are intensely competitive, and we expect them to remain so. We compete on the basis of a number of factors, including client relationships, reputation, the abilities and past performance of our professionals, market focus and the relative quality and price of our services and products. We have experienced intense price competition with respect to our brokerage business, including large block trades, spreads and trading commissions, as well as competition due to the increased use of commission sharing arrangements. Pricing and other competitive pressures in investment banking, including the trends toward multiple book runners, co-managers and multiple financial advisors handling transactions, have continued and could adversely affect our revenues, even during periods where the volume and number of investment banking transactions are increasing. Competitive factors with respect to our asset management activities include the amount of firm capital we can invest in new products and our ability to increase assets under management, including our ability to attract capital for new investment funds. We believe we may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain market share by competing on the basis of price.
          We are a relatively small investment bank with approximately 500 employees as of June 30, 2009. Many of our competitors in the brokerage, investment banking and asset management industries have a broader range of products and services, greater financial and marketing resources, larger customer bases, greater name recognition, more senior professionals to serve their clients’ needs, greater global reach and more established relationships with clients than we have. These larger and better capitalized competitors may be better able to respond to changes in the brokerage, investment banking and asset management industries, to compete for skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally.
          Notwithstanding the displacement in the financial services that occurred in 2008, the scale of our competitors has increased over time as a result of substantial consolidation among companies in the brokerage and investment banking industries. In addition, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired underwriting or financial advisory practices and broker-dealers or have merged with other financial institutions. These firms have the ability to offer a wider range of products than we do, which may enhance their competitive position. They also have the ability to support investment banking with commercial banking, insurance and other financial services in an effort to gain market share, which has resulted, and could further result, in pricing pressure in our businesses. In particular, the ability to provide financing has become an important advantage for some of our larger competitors and, because we do not provide such financing, we may be unable to compete as effectively for clients in a significant part of the brokerage and investment banking market.

          If we are unable to compete effectively with our competitors, our business, financial condition and results of operations will be adversely affected.
We have incurred losses and may incur losses in the future.
          We recorded net losses of $203.3 million for the year ended December 31, 2008 and $23.9 million for the three months ended March 31, 2009 and we may incur additional losses in the future. If we are unable to finance any future losses, those losses may have a significant effect on our liquidity as well as our ability to operate.
          In addition, we may incur significant expenses in connection with initiating new business activities or in connection with any expansion of our underwriting, brokerage or asset management businesses. We may also engage in strategic acquisitions and investments for which we may incur significant expenses. Accordingly, we will need to increase our revenues at a rate greater than our expenses to achieve and maintain profitability. If our revenues do not increase sufficiently, or even if our revenues increase but we are unable to manage our expenses, we will not achieve and maintain profitability in future periods.
Our capital markets and strategic advisory engagements are singular in nature and do not generally provide for subsequent engagements.
          Our strategy is to take a lifecycle approach in providing investment banking services to our clients, however, our investment banking clients generally retain us on a short-term, engagement-by-engagement basis in connection with specific capital markets or mergers and acquisitions transactions, rather than on a recurring basis under long-term contracts. As these transactions are typically singular in nature and our engagements with these clients may not recur, we must seek out new engagements when our current engagements are successfully completed or are terminated. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period. If we are unable to generate a substantial number of new engagements and generate fees from the successful completion of these transactions, our business and results of operations would likely be adversely affected.
A significant portion of our brokerage revenues are generated from a relatively small number of institutional clients.
          A significant portion of our brokerage revenues are generated from a relatively small number of institutional clients. For example, in 2008 we generated 26% of our brokerage revenues, or approximately 18% of our net revenues, from our ten largest brokerage clients. Similarly, in 2007 we generated 22% of our brokerage revenues, or approximately 9% of our net revenues, from our ten largest brokerage clients. If any of our key clients departs or reduces its business with us and we fail to attract new clients that are capable of generating significant trading volumes, our business and results of operations will be adversely affected.

Poor investment performance, pricing pressure and other competitive factors may reduce our asset management revenues or result in losses.
          As part of our strategy, we are investing in the expansion of our asset management business. Our revenues from this business are primarily derived from management fees which are based on committed capital and/or assets under management and incentive fees, which are earned if the return of our investment funds exceeds certain threshold returns. Our ability to maintain or increase assets under management is subject to a number of factors, including investors’ perception of our past performance, market or economic conditions, competition from other fund managers and our ability to negotiate terms with major investors.
          Investment performance is one of the most important factors in retaining existing clients and competing for new asset management and private equity business and our historical performance may not be indicative of future results. Poor investment performance and other competitive factors could reduce our revenues and impair our growth in many ways:
•	existing clients may withdraw funds from our asset management business in favor of better performing products;

•	our incentive fees could decline or be eliminated entirely;

•	firms with which we have business relationships may terminate these relationships with us;

•	our capital investments in our investment funds or the seed capital we have committed to new asset management products may diminish in value or may be lost; and

•	our key employees in the business may depart, whether to join a competitor or otherwise.
          Our investment funds include gains and losses that have not yet been realized through sales or other transactions. These unrealized gains and losses are recognized in our results of operations because these investments are accounted for in accordance with GAAP using the fair value method based on the percentage interest in the underlying partnerships. The underlying investments held by such partnerships are valued based on quoted market prices, or estimated fair value if there is no public market. Due to the inherent uncertainty of valuation, fair values of these non-marketable investments may differ from the values that would have been used had a ready market existed for these investments, which differences could be material, and these differences may result in increased volatility in our asset management revenues.
          To the extent our future investment performance is perceived to be poor in either relative or absolute terms, our asset management revenues will likely be reduced and our ability to raise new funds will likely be impaired. Even when market conditions are generally favorable, our investment performance may be adversely affected by our investment style and the particular investments that we make.

          In addition, over the past several years, the size and number of investment funds, including exchange-traded funds, hedge funds and private equity funds, has continued to increase. This trend came to an end recently with the contraction of the credit markets and the general downturn of the economy, which have been major contributors to a reduction in the available investor capital pool. This, coupled with the over-allocation of many institutional investors to the alternative asset fund class, could make it increasingly difficult for us to raise capital for new investment funds. Also, difficult market conditions have decreased the value of assets under management in our asset management and private client business, which decreases the amount of asset-based fees we receive, and may also affect our ability to attract additional, or retain existing, assets under management within these businesses.
Increases in capital commitments in our trading, underwriting and other businesses increase the potential for significant losses.
          The trend in capital markets is toward larger and more frequent commitments of capital by financial services firms in many of their activities. For example, in order to attract clients, investment banks are increasingly committing capital to purchase large blocks of stock from publicly-traded issuers or their significant shareholders, instead of the more traditional marketed underwriting process, in which marketing is typically completed before an investment bank commits capital to purchase securities for resale. We have participated in this trend and expect to continue to do so. As a result, we will be subject to increased risk as we commit greater amounts of capital to facilitate primarily client-driven business. Furthermore, we may suffer losses even when economic and market conditions are generally favorable for others in the industry.
          We may enter into large transactions in which we commit our own capital as part of our trading business. The number and size of these large transactions may materially affect our results of operations in a given period. We may also incur significant losses from our trading activities due to market fluctuations and volatility from quarter to quarter. We maintain trading positions in the fixed income and equity markets to facilitate client trading activities, and, at times, these positions can be large and concentrated in a single issuer. To the extent that we own assets, i.e., have long positions, a downturn in the value of those assets or in those markets could result in losses. Conversely, to the extent that we have sold assets we do not own, i.e., have short positions, an upturn in those markets could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market.
          We also commit capital to investment funds we sponsor and utilize our own funds as seed capital for new products and services in our asset management business. These investments may diminish in value or may be lost entirely if market conditions are not favorable.

Limitations on our access to capital could impair our liquidity and our ability to conduct our businesses.
          Liquidity, or ready access to funds, is essential to financial services firms. Failures of financial institutions have often been attributable in large part to insufficient liquidity. Liquidity is of particular importance to our trading business and perceived liquidity issues may affect our clients’ and counterparties’ willingness to engage in brokerage transactions with us. Our liquidity could be impaired due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects our trading clients, third parties or us. Further, our ability to sell assets may be impaired if other market participants are seeking to sell similar assets at the same time.
          Our asset management business is also subject to liquidity risk due to investments in high-risk, illiquid assets. We have made substantial principal investments in our investment funds and may make additional investments in future funds, which often invest in securities that are not publicly traded. There is a significant risk that we may be unable to realize our investment objectives by sale or other disposition at attractive prices or may otherwise be unable to complete any exit strategy. In particular, these risks could arise from changes in the financial condition or prospects of the portfolio companies in which investments are made, changes in national or international economic conditions or changes in laws, regulations, fiscal policies or political conditions of countries in which investments are made. It takes a substantial period of time to identify attractive investment opportunities and then to realize the cash value of our investments through resale. Even if an investment proves to be profitable, it may be several years or longer before any profits can be realized in cash.
          We have several broker-dealer subsidiaries in several different jurisdictions which are each subject to the capital requirements of the relevant governmental and self-regulatory authorities in those jurisdictions. For example, Thomas Weisel Partners LLC, our largest broker-dealer subsidiary, is subject to the net capital requirements of the Securities and Exchange Commission (“SEC”) and various self-regulatory organizations of which it is a member. These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form. Any failure to comply with these net capital requirements could impair our ability to conduct our core business as a brokerage firm. Furthermore, Thomas Weisel Partners LLC and our other broker-dealer subsidiaries are subject to laws and regulations that authorize regulatory bodies to block or reduce the flow of funds from them to Thomas Weisel Partners Group, Inc. As a holding company, Thomas Weisel Partners Group, Inc. depends on distributions and other payments from its subsidiaries to fund all payments on its obligations, including debt obligations. As a result, regulatory actions could impede access to funds that Thomas Weisel Partners Group, Inc. needs to make payments on obligations, including debt obligations.
Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk.
          Our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk.

          Among other risks, we are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure, breach of contract or other reasons. We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances. As a clearing member firm, we finance our customer positions and could be held responsible for the defaults or misconduct of our customers. Although we regularly review credit exposures to specific clients and counterparties and to specific industries and regions that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to detect or foresee. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect us. Also, risk management policies and procedures that we utilize with respect to investing our own funds or committing our capital with respect to investment banking, trading activities or asset management activities may not protect us or mitigate our risks from those activities. If any of the variety of instruments, processes and strategies we utilize to manage our exposure to various types of risk are not effective, we may incur losses.
Our operations and infrastructure may malfunction or fail.
          Our businesses are highly dependent on our ability to process, on a daily basis, a large number of increasingly complex transactions across diverse markets. Our financial, accounting or other data processing systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or our inability to occupy one or more of our offices. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses. If any of these systems do not operate properly or are disabled, if we experience difficulties in conforming these systems to changes in law or regulation or changes in our business activities or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer an impairment to our liquidity, financial loss, disruption of our businesses, liability to clients, regulatory intervention or reputational damage.
          We also face the risk of operational failure of any of our clearing agents, the exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. Any such failure could adversely affect our ability to effect transactions and to manage our exposure to risk.
          In addition, our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which we are located. This may include a disruption due to transitioning from one third-party service provider to another or due to a disruption involving electrical, communications, transportation or other services used by us or third parties with which we conduct business, whether due to fire, other natural disaster, power or communications failure, act of terrorism or war or otherwise. Nearly all of our employees in our primary locations, including San Francisco, New York, Toronto, London and Boston, work in close proximity to each other. If a disruption occurs in one location and our employees in that location are unable to communicate with or travel to other locations, our ability to service and interact with our clients may suffer and we may not be able to implement successfully contingency plans that depend on communication or travel. Insurance policies to mitigate these risks may not be available or may be more expensive than the perceived benefit. Further, any insurance that we may purchase to mitigate certain of these risks may not cover our loss.
          Our operations also rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code and other events that could have a security impact. If one or more of such events occur, this potentially could jeopardize our or our clients’ or counterparties’ confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients’, our counterparties’ or third parties’ operations. We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us.
Strategic investments or acquisitions and joint ventures may result in additional risks and uncertainties in our business.
          We intend to grow our business through both internal expansion and through strategic investments, acquisitions or joint ventures. To the extent we make strategic investments or acquisitions or enter into joint ventures, we face numerous risks and uncertainties combining or integrating businesses, including integrating relationships with customers, business partners and internal data processing systems. In the case of joint ventures, we are subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to, systems, controls and personnel that are not under our control. In addition, conflicts or disagreements between us and our joint venture partners may negatively impact our businesses.
          Any future acquisitions or joint ventures could entail a number of risks, including problems with the effective integration of operations, the inability to maintain key pre-acquisition business relationships, the inability to retain key employees, increased operating costs, exposure to unanticipated liabilities, risks of misconduct by employees not subject to our control, difficulties in realizing projected efficiencies, synergies and cost savings, and exposure to new or unknown liabilities.
          Any future growth of our business may require significant resources and/or result in significant unanticipated losses, costs or liabilities. In addition, expansions, acquisitions or joint ventures may require significant managerial attention, which may be diverted from our other operations.

Our international activities are subject to political, economic, legal, operational and other risks that are inherent in operating in a foreign country.
          In connection with our business activities in Canada, England and Switzerland, and to the extent that we pursue other business opportunities outside the United States, we will be subject to political, economic, legal, operational and other risks that are inherent in operating in a foreign country, including risks of possible nationalization, expropriation, price controls, capital controls, exchange controls and other restrictive governmental actions, as well as the outbreak of hostilities. In many countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market. Our inability to remain in compliance with local laws in a particular foreign market could have a significant and negative effect not only on our businesses in that market but also on our reputation generally. We are also subject to the enhanced risk that transactions we structure might not be legally enforceable in the relevant jurisdictions.
As we expand our international operations, we will increase our exposure to foreign currency risk.
          As a result of the expanded international operations, we hold assets, incur liabilities, earn revenues and pay expenses in foreign currencies, including the Canadian dollar, the Swiss franc and the pound sterling. Because our financial statements will continue to be presented in U.S. dollars, we will be required to translate assets, liabilities, income and expenses that relate to our international operations and that are denominated in foreign currencies into U.S. dollars at the then-applicable exchange rates. Consequently, increases and decreases in the value of the U.S. dollar versus the various foreign currencies will affect the value of these items in our financial statements, even if their value has not changed in such foreign currencies. As a result, our financial results could be more volatile as a result of our international operations.

Evaluation of our prospects may be more difficult in light of our limited operating history.
          Our company was formed in 1998 and we have a limited operating history upon which to evaluate our business and prospects. In addition we acquired Westwind in 2008, which was formed in 2002 and which also has a limited operating history. As a relatively young enterprise, we are subject to the risks and uncertainties that face a company during its formative development. Some of these risks and uncertainties relate to our ability to attract and retain clients on a cost-effective basis, expand and enhance our service offerings, raise additional capital and respond to competitive market conditions. We may not be able to address these risks adequately, and our failure to do so may adversely affect our business and the value of an investment in our common stock.
Despite the completion of our integration of Westwind, the combined company may not realize synergies, efficiencies or cost savings.
          Prior to the completion of our acquisition of Westwind in 2008, we and Westwind operated independently. Despite the completion of our integration of Westwind, there can be no assurance that the combined company will realize any synergies, efficiencies or cost savings or that any of these benefits will be achieved within a specific time frame.
We could be subject to unknown liabilities of Westwind, which could cause us to incur substantial financial obligations and harm our business.
          Although the former Westwind shareholders are required to indemnify us for certain breaches of representations and warranties made in the arrangement agreement governing our acquisition of Westwind, the shareholders’ obligation is subject to monetary and time limitations. In addition, if we are entitled to indemnification by the former Westwind shareholders, it may be costly to enforce those rights and/or we may not be successful in collecting amounts we are entitled to. If there are liabilities of Westwind of which we are not aware, we may have little or no recourse against the former Westwind shareholders and may be obligated to bear the costs of those liabilities. In addition, many of the former Westwind shareholders have continued as employees of the combined company following closing of the transaction. Accordingly, if an indemnifiable claim does arise, we may need to weigh the need to be indemnified for that claim against the potential employee distraction or damage to employee relations that may result if we were to seek recourse for that claim.
Following our acquisition of Westwind, we are subject to additional risks relating to Westwind’s business.
          As a result of the acquisition of Westwind, we are subject to the risks relating to Westwind’s business. Because the risks and uncertainties facing us may differ from those that faced Westwind, the market price, results of operations and financial condition of the combined company may be affected by risks and uncertainties different from those affecting us prior to the acquisition. These risks include the following:
•	Westwind’s focus on specific sectors of the economy — Westwind’s investment banking business focused principally on the mining and energy sectors of the economy. As a result of the acquisition of Westwind, the combined company’s business has more exposure to these sectors than Thomas Weisel Partners’ business had prior to the transaction. Volatility in the business environment in these sectors generally, including the related commodities markets, or in the market for securities of companies within these sectors, could substantially affect our business and results of operations.

•	Westwind’s focus on Canada — Westwind generated a substantial majority of its revenues from Canadian-based clients. As a result, Westwind’s business and results of operations was highly dependent on the strength of the Canadian economy. As a result of the acquisition of Westwind, we expect that a significant portion of the combined company’s business will be derived from Canadian-based clients. Accordingly, our business will be affected by changes in the Canadian economy and investment activity in Canada. To the extent that we experience a decline in business in Canada, due to unfavorable conditions in the Canadian economy or otherwise, we may not be able to offset these declines by increases in other aspects of our business and our financial results could suffer.
An impairment in the carrying value of other intangible assets could negatively affect our consolidated statements of financial position, results of operations and cash flows.
          A substantial portion of our assets arise from other intangible assets recorded as a result of our acquisition of Westwind. We are required to perform a test for impairment of such other intangible assets, at least annually. If the test resulted in a write down of other intangible assets, we could incur a significant loss.
Risks Related to Our Industry
Risks associated with regulatory impact on capital markets.
          Highly-publicized financial scandals in recent years have led to investor concerns over the integrity of the U.S. financial markets, and have prompted Congress, the SEC and FINRA to significantly expand corporate governance and public disclosure requirements. To the extent that private companies, in order to avoid becoming subject to these new requirements, decide to forgo initial public offerings, our equity underwriting business may be adversely affected. In addition, provisions of the Sarbanes-Oxley Act of 2002 and the corporate governance rules imposed by self-regulatory organizations have diverted many companies’ attention away from capital market transactions, including securities offerings and acquisition and disposition transactions. In particular, companies that are or are planning to be public are incurring significant expenses in complying with the SEC and accounting standards relating to internal control over financial reporting, and companies that disclose material weaknesses in such controls under the new standards may have greater difficulty accessing the capital markets. These factors, in addition to adopted or proposed accounting and disclosure changes or changes in laws and regulations governing brokerage and research activities, may have an adverse effect on our business.
Financial services firms have been subject to increased scrutiny over the last several years, increasing the risk of financial liability and reputational harm resulting from adverse regulatory actions.
          Firms in the financial services industry have been operating in a difficult regulatory environment. The U.S. financial services industry has experienced increased scrutiny from a variety of regulators, including the SEC, FINRA and state attorneys general. Penalties and fines sought by regulatory authorities have increased substantially over the last several years. This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that had historically been entered into by financial services firms and that were generally believed to be permissible and appropriate. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. We also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. Among other things, we could be fined, prohibited from engaging in some of our business activities or subject to limitations or conditions on our business activities. Substantial legal liability or significant regulatory action against us could have material adverse financial effects or cause significant reputational harm to us, which could seriously harm our business prospects.
          In addition, financial services firms are subject to numerous conflicts of interest or perceived conflicts. The SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest. We have adopted various policies, controls and procedures to address or limit actual or perceived conflicts and regularly seek to review and update our policies, controls and procedures. However, appropriately dealing with conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with conflicts of interest. Our policies and procedures to address or limit actual or perceived conflicts may also result in increased costs, additional operational personnel and increased regulatory risk. Failure to adhere to these policies and procedures may result in regulatory sanctions or client litigation.

Our exposure to legal liability is significant, and damages that we may be required to pay and the reputational harm that could result from legal action against us could materially adversely affect our businesses.
          We face significant legal risks in our businesses, and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions, potential liability for “fairness opinions” and other advice we provide to participants in strategic transactions and disputes over the terms and conditions of complex trading arrangements. We are also subject to claims arising from disputes with employees for alleged discrimination or harassment, among other things. These risks often may be difficult to assess or quantify, and their existence and magnitude often remain unknown for substantial periods of time.
          Our role as advisor to our clients on important underwriting or mergers and acquisitions transactions involves complex analysis and the exercise of professional judgment, including rendering “fairness opinions” in connection with mergers and other transactions. Therefore, our activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including shareholders of our clients who could bring securities class actions against us. Our investment banking engagements typically include broad indemnities from our clients and provisions to limit our exposure to legal claims relating to our services, but these provisions may not protect us or may not be enforceable in all cases. For example, an indemnity from a client that subsequently is placed into bankruptcy is likely to be of little value to us in limiting our exposure to claims relating to that client. As a result, we may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments. Substantial legal liability or significant regulatory action against us could have a material adverse effect on our results of operations or cause significant reputational harm to us, which could seriously harm our business and prospects.

          While our review of the need for any loss contingency reserve under SFAS No. 5 has led us to conclude that, based upon currently available information, we have established an adequate provision for loss related to these matters, we are not able to predict with certainty the outcome of such matters, and there can be no assurance that those matters will not have a material adverse effect on our results of operations in any future period, and a significant judgment or settlement could have a material adverse impact on our results of operations, consolidated statements of financial condition and cash flows.
Employee misconduct could harm us and is difficult to detect and deter.
          There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur at our company. For example, misconduct by employees could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter employee misconduct and the precautions we take to detect and prevent this activity may not be effective in all cases, and we may suffer significant reputational harm for any misconduct by our employees.
Risks Related to Ownership of Our Common Stock
Taken together, a significant percentage of our outstanding common stock and shares exchangeable for common stock is owned or controlled by our senior professionals and other employees and their interests may differ from those of other shareholders.
          Our Chief Executive Officer, Thomas W. Weisel, beneficially owns approximately 8% of our common stock and our President and Chief Operating Officer, Lionel F. Conacher, beneficially owns approximately 5% of our common stock (including exchangeable shares). Mr. Weisel and Mr. Conacher, together with the other members of our Executive Committee, collectively own approximately 18% of our common stock (including exchangeable shares) and together with our current employees own a significant percentage of our common stock outstanding. As a result of these shareholdings, our current employees have significant influence over the outcome of elections of our board of directors, control over our management and policies, in general, and the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and their interests may differ from those of other shareholders.
Provisions of our organizational documents may discourage an acquisition of us.
          Our organizational documents contain provisions that will impede the removal of directors and may discourage a third party from making a proposal to acquire us. For example, our board of directors may, without the consent of shareholders, issue preferred stock with greater voting rights than our common stock. If a change of control or change in management that shareholders might otherwise consider to be favorable is prevented or delayed, the market price of our common stock could decline.
Future sales of our common stock could cause our stock price to decline and the trading volume of our common stock may be volatile.
          Sales of substantial amounts of common stock by our senior professionals, employees and other shareholders, or the possibility of such sales, may adversely affect the price of our common stock, may impede our ability to raise capital through the issuance of equity securities, and may cause trading volume in our common stock to be volatile.
          As of June 30, 2009, there were approximately 25.2 million shares of our common stock outstanding, and approximately 6.6 million exchangeable shares of TWP Acquisition Company (Canada) Inc., one of our wholly-owned subsidiaries. Each exchangeable share is exchangeable at any time into common stock of the registrant on a one-for-one basis, entitles the holder to dividend and other rights economically equivalent to those of the common stock, and through a voting trust, votes at our stockholder meetings.
          Of these shares, up to approximately one half are freely transferable without restriction or further registration under the Securities Act of 1933 or pursuant to an exemption from registration under Rule 144. Subject to certain exceptions, the remaining approximately one half of these shares of common stock and shares exchangeable for common stock will be available for future sale upon the expiration or the waiver of transfer restrictions or in accordance with registration rights. In addition, since we became a public company we have granted (and will continue to grant in the future) equity awards to our employees that began to vest and become deliverable in 2007. Upon vesting and delivery of the shares of common stock underlying these awards many employees may decide to sell all or a portion of their shares in the public markets and these sales may happen at or around the same time due to similar vesting dates or due to the limited periods of time (trading windows) when we allow our employees to trade our common stock. These factors may affect both the price of our common stock and the volume of shares traded. For further information refer to the “Securities Authorized for Issuance under Equity Compensation Plans” within Item 5 — “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
The market price of our common stock may decline.
          The price of our common stock may fluctuate widely, depending upon many factors, including our perceived prospects and those of the financial services industry in general, differences between our actual financial and operating results and those expected by investors, changes in general economic or market conditions, broad market fluctuations and failure to be covered by securities analysts. Declines in the price of our stock may adversely affect our ability to recruit and retain key employees, including our senior professionals.
          Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price may include, among others, actual or anticipated variations in quarterly operating results, changes in financial estimates by us or by any securities analysts who might cover our stock, or our failure to meet the estimates made by securities analysts, announcements by us or our competitors or significant acquisitions, strategic partnerships or divestitures, announcements by our competitors of their financial or operating results, to the extent those announcements are perceived by investors to be indicative of our future financial results or market conditions, additions or departures of key personnel, sales of our common stock, including sales of our common stock by our directors, officers and employees or by our other principal stockholders, and cyclical changes in the market in the growth sectors of the economy.
Your interest in our firm may be diluted due to issuance of additional shares of common stock.
          Owners of our common stock may experience dilution of their equity investment as a result of our issuance of additional shares of common stock or securities that are convertible into, or exercisable for, shares of our common stock. We may issue additional shares of common stock in connection with any merger or acquisition we undertake, in future public or private offerings to raise additional capital or in satisfaction of currently outstanding restricted stock units, warrants and options. For example, on January 2, 2008, we issued a total of 7,009,112 shares of our common stock (and exchangeable shares) to former shareholders of Westwind in connection with our acquisition of Westwind. We also have granted and will continue to grant equity awards under our Equity Incentive Plan as part of our compensation and hiring processes, and when these awards are vested or become deliverable we will issue additional shares of common stock in satisfaction thereof. As of June 30, 2009, there were 9,769,474 restricted stock units outstanding.
          For further information refer to the “Securities Authorized for Issuance under Equity Compensation Plans” within Item 5 — “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
We may be required to make substantial payments under indemnification agreements.
          In connection with our initial public offering and our conversion to corporate form, we entered into agreements that provide for the indemnification of our members, partners, directors, officers and certain other persons authorized to act on our behalf against certain losses that may arise out of our initial public offering or the related reorganization transactions, certain liabilities of our partners relating to the time they were members of Thomas Weisel Partners Group LLC, and certain tax liabilities of our former members that may arise in respect of periods prior to our initial public offering when we operated as a limited liability company.
          In addition, in connection with acquisition transactions, such as our acquisition of Westwind, and in connection with the ordinary conduct of our business, such as in our relationship with our clearing brokers, we have provided and will continue to provide indemnities to counterparties.
          We may be required to make payments under these indemnification agreements, which could adversely affect our financial condition.
We do not expect to pay any cash dividends in the foreseeable future.
          We intend to retain any future earnings to fund the operation and expansion of our business, and, therefore, we do not anticipate paying cash dividends in the foreseeable future. Accordingly, our shareholders must rely on sales of their shares of common stock after price appreciation, which may never occur, as the only way to realize any future gains on an investment in our common stock. Investors seeking cash dividends should not purchase our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          We have made statements under the captions “Risk Factors” and in other sections of this prospectus and in the documents that are incorporated by reference into this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under “Risk Factors” in this prospectus.
          These risks are not exhaustive. Other sections of this prospectus may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
          Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

USE OF PROCEEDS
     We will not receive any proceeds from the sale of any shares of our common stock offered by this prospectus. See “Selling Stockholders.”

SELLING STOCKHOLDERS
      The shares being offered by the selling stockholders in this prospectus will be issued to the selling stockholders upon redemption, retraction or exchange of the exchangeable shares or upon the liquidation, dissolution or winding-up of Canadian Sub or any other distribution of Canadian Sub’s assets to its shareholders for the purpose of winding up its affairs. The shares to be issued to the selling stockholders in respect of the exchangeable shares will be issued pursuant to an exemption from the registration requirements of the Securities Act.
     The following table sets forth information, as of July 27, 2009, with respect to the number of shares of common stock owned by the selling stockholders named below, including the number of shares of common stock receivable upon redemption, retraction or exchange of the exchangeable shares or upon the liquidation, dissolution or winding-up of Canadian Sub or any other distribution of Canadian Sub’s assets to its shareholders for the purpose of winding up its affairs, and as adjusted to give effect to the sale of the shares offered hereby. The information is based on information provided by or on behalf of the selling stockholders on or prior to July 27, 2009. The selling stockholders may offer all, some or none of the common stock in respect of their exchangeable shares. Because the selling stockholders may offer all or some portion of the common stock, no estimate can be given as to the amount of the common stock that will be held by the selling stockholders upon termination of any sales. Accordingly, we have assumed for the purposes of the table below that the selling stockholders will sell all of the common stock underlying their exchangeable shares. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their common stock since the date on which they provided the information regarding their common stock in transactions exempt from the registration requirements of the Securities Act. Assuming that all of the shares of common stock offered hereby are sold, none of the selling stockholders will hold greater than one percent of the total number of shares outstanding upon completion of these sales, based on 31,796,166 shares of common stock and exchangeable shares outstanding as of June 30, 2009. The shares of common stock are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. Our selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 with respect to the shares of our common stock sold by them in this offering.
     The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

	Number of Shares of		Shares of Common Stock
	Common Stock Beneficially	Shares of Common Stock	Beneficially Owned After
Name	Owned Prior to the Offering	Offered Hereby	the Offering
Lionel F. Conacher(1)(3)(6)	1,587,288	1,283,237	304,051
The Tina M. Sickinger Spousal Trust(5)(7)	602,283	602,283
Keith Harris(2)(3)	323,901	323,901
The Margaret J. Salter Spousal Trust(5)(7)	298,241	298,241
James Alexander Wylie(4)	198,827	198,827
James Patrick Veitch(2)	198,827	198,827
Kevin Tomlinson(2)	170,423	170,423
Paul Colucci(2)	165,689	165,689
Jason Baibokas(2)	132,551	132,551
1369913 Alberta Ltd.(8)	132,551	132,551
Dana Benner(2)	123,273	123,273
Russ Minor(4)	115,983	115,983
Harry Alexander Rowlands(2)	84,960	84,960
Jean-Pierre Buyze(4)	72,903	72,903
Hueniken & Company Limited(9)	66,276	66,276
Alistair Toward(4)	66,276	66,276
Gabriel Vinizki(2)	66,276	66,276
Inter-Canadian Capital Strategies Inc.(10)	67,403	57,493	9,910
Andrew Mikitchook(2)(11)	66,276	47,340	18,936
Steve Weimer(4)	40,379	40,379
Blair Abernethy(2)	33,138	33,138
Rayna Schnapp(4)	33,138	33,138
Daniel Vickerman(2)	33,138	33,138
Paul Newman(2)	29,890	29,890
Mark Parr(2)	16,569	16,569
Saddleback Resources Ltd.(12)	16,569	16,569
Amy Freedman(2)(13)	18,470	15,755	2,715
Mary Daicopoulos(4)	14,072	14,072
Michael Dorfman(4)	9,361	9,361
Robert J. Magwood(2)	6,628	6,628
Julie Eisenstat(4)	6,216	6,216
Phil Williams(4)(14)	4,971	3,551	1,420

Any other holders of common stock or future transferees, assignees, successors, pledgees or donees of or from any such holder		2,173,764

(1)	Denotes current officer of Thomas Weisel Partners Group, Inc.

(2)	Denotes current employee of Thomas Weisel Partners Group, Inc. or one of its wholly-owned subsidiaries.

(3)	Denotes former officer of Westwind Capital Corporation.

(4)	Denotes former employee of Thomas Weisel Partners Group, Inc., Westwind Capital Corporation or one of their respective wholly-owned subsidiaries.

(5)	Denotes trust affiliated with former employee of Westwind Capital Corporation or one of its wholly-owned subsidiaries.

(6)	Mr. Conacher’s beneficial ownership listed above includes (i) 1,283,237 exchangeable shares, (ii) 240,486 shares of common stock held by a trustee for the benefit of Mr. Conacher and (iii) 7,500 shares of common stock held in trust for immediate family members of Mr. Conacher.

(7)	Sian Matthews as Trustee exercises voting and dispositive power over the shares listed above.

(8)	Earle McMaster exercises voting and dispositive power over the shares listed above. Mr. McMaster is a current employee of Thomas Weisel Partners Group, Inc.

(9)	Horst Hueniken exercises voting and dispositive power over the shares listed above. Mr. Hueniken’s beneficial ownership also includes 61,542 shares of common stock held by a trustee for the benefit of Mr. Hueniken. Mr. Hueniken is a former employee of Westwind Capital Corporation.

(10)	Thomas I.A. Allen exercises voting and dispositive power over the shares listed above. Mr. Allen’s beneficial ownership also includes 16,667 fully vested but unexercised options to purchase common stock. Mr. Allen is a director of Thomas Weisel Partners Group, Inc.

(11)	Mr. Mikitchook’s beneficial ownership listed above includes 18,936 shares of common stock held by a trustee for the benefit of Mr. Mikitchook.

(12)	Hugh Gillard exercises voting and dispositive power over the shares listed above. Mr. Gillard was a former member of the Advisory Board of Westwind Capital Corporation.

(13)	Ms. Freedman’s beneficial ownership listed above includes 2,715 shares of common stock held by a trustee for the benefit of Ms. Freedman.

(14)	Mr. Williams’ beneficial ownership listed above includes 1,420 shares of common stock held by a trustee for the benefit of Mr. Williams.

     Information concerning other selling stockholders will be set forth in prospectus supplements or post-effective amendments from time to time, if and as required. Information concerning the stockholders may change from time to time and any changed information will be set forth in post-effective amendments or prospectus supplements if and when necessary.

PLAN OF DISTRIBUTION
     The selling stockholders and their successors, which term includes their transferees, pledgees or donees or their successors may sell our common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
     The common stock may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
     These sales may be effected in transactions:
•   on any national securities exchange on which our common stock may be listed at the time of sale, including The Nasdaq Global Market;
•   in the over-the-counter market;
•   otherwise than on such exchanges or services or in the over-the-counter market;
•   through the writing of options, whether the options are listed on an options exchange or otherwise; or
•   through the settlement of short sales.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.
     In connection with the sale of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell our common stock short and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.
     The aggregate proceeds to the selling stockholders from the sale of common stock offered by them hereby will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
     Our outstanding common stock is listed for trading on The Nasdaq Global Market under the symbol “TWPG.”
     In order to comply with the securities laws of some states, if applicable, common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

      Profits on the sale of common stock by selling stockholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling stockholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.
     The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.
     To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of common stock by the selling stockholders.
     A selling stockholder may decide not to sell any common stock described in this prospectus. We cannot assure holders that any selling stockholder will use this prospectus to sell any or all of the common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling stockholder may transfer, devise or gift the common stock by other means not described in this prospectus.
     With respect to a particular offering of common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:
•   the specific common stock to be offered and sold;
•   the names of the selling stockholders;
•   the respective purchase prices and public offering prices and other material terms of the offering;
•   the names of any participating agents, broker-dealers or underwriters; and
•   any applicable commissions, discounts, concessions and other items constituting compensation from the selling stockholders.
     We entered into a Shareholders’ Equity Agreement with the selling stockholders to register their common stock under applicable federal and state securities laws under certain circumstances and at certain times. The Shareholders’ Equity Agreement provides that the selling stockholders and Thomas Weisel Partners Group, Inc. will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses incident to our performance of or compliance with the Shareholders’ Equity Agreement, which we expect to be approximately $202,500. Each selling stockholder will be responsible for, among other things, payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents. In compliance with the guidelines of the FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the offering amount for any offering of common stock under this prospectus.

VALIDITY OF COMMON STOCK
     The validity of the shares of common stock offered hereby will be passed upon for us by Sullivan & Cromwell LLP, Palo Alto, California.
EXPERTS
     The financial statements incorporated in this prospectus by reference from Thomas Weisel Partners Group, Inc. and Subsidiaries’ Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Thomas Weisel Partners Group, Inc. and Subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
AVAILABLE INFORMATION
Where You Can Find More Information
     We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that electronically file with the SEC. Interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.
     We are subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We fulfill our obligations with respect to such requirements by filing annual, quarterly and current reports, proxy statements and other information with the SEC. We furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain an Internet website at http://www.tweisel.com. The information on our website shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

     Our Investor Relations Department can be contacted at Thomas Weisel Partners Group, Inc., One Montgomery Street, San Francisco, California 94104, Attention: Investor Relations; telephone: 415-364-2500, email: investorrelations@tweisel.com.
Incorporation of Certain Information by Reference
     Some of the information that you may want to consider in deciding whether to invest in the shares of common stock is not included in this prospectus, but rather is incorporated by reference to certain reports that we have filed with the SEC. This permits us to disclose important information to you by referring to those documents rather than repeating them in full in the prospectus. The information incorporated by reference in this prospectus contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus and prior to the completion of this offering will update and supersede the information contained in this prospectus and incorporated filings. We incorporate by reference the following documents filed by us with the SEC:

•	our annual report on Form 10-K and 10-K/A for the fiscal year ended December 31, 2008;

•	our quarterly report on Form 10-Q for the three months ended March 31, 2009;

•	our Current Reports on Form 8-K filed on February 12, 2009 (other than the information furnished under Item 2.02 thereof and Exhibit 99.1 thereto), March 16, 2009, April 29, 2009 (other than the information furnished under Item 2.02 thereof and Exhibit 99.1 thereto), June 3, 2009 and July 27, 2009;

•	the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on January 17, 2006, including any amendments or reports filed for the purpose of updating such description; and

•	all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but prior to the completion of the offering of the shares of common stock.
     Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.
     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Thomas Weisel Partners Group, Inc., One Montgomery Street, San Francisco, California 94104, Attention: Investor Relations; telephone: 415-364-2500, e-mail: investorrelations@tweisel.com.
     The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

PROSPECTUS               ,2009
Thomas Weisel Partners Group, Inc.
6,639,478 Shares
Common Stock

PART II
Information Not Required in Prospectus
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Amount
SEC registration fee	$1,561
FINRA fee	$4,471
Legal fees and expenses	$75,000
Accounting fees and expenses	$104,000
Printing expenses	$17,500

Total	$202,532

     Each of the amounts set forth above, other than the SEC registration fee, is an estimate.

ITEM 15. LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS
          Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Eleventh of the Registrant’s Certificate of Incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.
          Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.
          The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation or otherwise as a matter of law.
          The Registrant has also entered into separate indemnification agreements with each of its directors and executive officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law.

ITEM 16. INDEX TO EXHIBITS.

Exhibit
No.	Description

4.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-129108), filed October 19, 2005)

4.2	Certificate of Designations (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K (File No. 000-51730), filed January 3, 2008)

4.3	Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-129108), filed October 19, 2005)

4.4	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K (File No. 000-51730), filed March 29, 2006)

4.5	Westwind Capital Corporation Shareholders’ Equity Agreement dated as of December 31, 2007 by and among Thomas Weisel Partners Group, Inc. and Certain Former Shareholders of Westwind Capital Corporation (incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-51730), filed January 3, 2008)

5.1**	Opinion of Sullivan & Cromwell LLP

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.3**	Consent of Sullivan & Cromwell LLP (contained in exhibit 5.1)

24.1**	Power of Attorney (included in the signature pages hereto)

*	Filed herewith.

**	Previously filed.

ITEM 17. UNDERTAKINGS
The undersigned Registrant hereby undertakes:
          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)	Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by

Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
          That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
          That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 27th day of July, 2009.

Thomas Weisel Partners Group, Inc.
By:	/s/ Ryan Stroub
	Name:	Ryan Stroub
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Thomas W. Weisel	Director, Chairman and Chief Executive Officer (principal executive officer)	July 27, 2009

/s/ Ryan Stroub Ryan Stroub	Chief Financial Officer (principal financial and accounting officer)	July 27, 2009

*By:	/s/ Mark P. Fisher
Attorney-in-Fact

Signature	Title	Date
* Thomas I.A. Allen	Director	July 27, 2009

* Matthew R. Barger	Director	July 27, 2009

* Michael W. Brown	Director	July 27, 2009

* B. Kipling Hagopian	Director	July 27, 2009

* Alton F. Irby III	Director	July 27, 2009

Timothy A. Koogle	Director

*By:	/s/ Mark P. Fisher
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
No.	Description

4.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-129108), filed October 19, 2005)

4.2	Certificate of Designations (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K (File No. 000-51730), filed January 3, 2008)

4.3	Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-129108), filed October 19, 2005)

4.4	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K (File No. 000-51730), filed March 29, 2006)

4.5	Westwind Capital Corporation Shareholders’ Equity Agreement dated as of December 31, 2007 by and among Thomas Weisel Partners Group, Inc. and Certain Former Shareholders of Westwind Capital Corporation (incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-51730), filed January 3, 2008)

5.1**	Opinion of Sullivan & Cromwell LLP

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.3**	Consent of Sullivan & Cromwell LLP (contained in exhibit 5.1)

24.1**	Power of Attorney (included in the signature pages hereto)

*	Filed herewith.

**	Previously filed.